Exhibit 99.1

Business leaders and Dean of Medical School join Advisory Board

MONTREAL, June 8, 2005 - VisualMED Clinical Solutions Corp. (NASDAQ BB VMCS) announces today the appointments of three new members to serve on its Board of Advisors. The Board is made up of independent business and professional leaders who assist the company in developing and implementing corporate policy. The Board plays a particularly important role in formulating sales and marketing strategies, product financing models for client hospitals as well as understanding the political context of Healthcare.

Mr. Andre Nadeau, a mergers and acquisitions specialist with years of information technology experience, will chair the committee. Mr. Nadeau has worked in the information technology field for more than 15 years, most notably as chief strategy officer for CGI one of America's largest integration companies with close to 4 billion in sales. His knowledge and experience should help the company pursue more alliances with value added resellers in Europe and America.

Also joining is Mr. Christian Chagnon, co-founder and Managing Partner at I"U"GO Ventures Inc., one of Canada's largest private equity funds focused on Information technology companies. Mr. Chagnon was Senior Vice President, Strategic Planning and Technology at Montreal-based Group Vidéotron Ltd which was sold in 2000 for 5,4 billion. Mr. Chagnon is a board member of various private companies and of a Montreal-based Hospital Foundation.

Dr. Jean Rouleau, Dean of the University of Montreal's Faculty of Medicine will also be joining the Board. An outspoken supporter of healthcare reform Dean Rouleau will help the company focus on public sector priorities in its dealings with government and healthcare authorities.

The Advisory Board will help the Company create better marketing strategy, and help tailor VisualMED's sales approach to the evolving realities of a complex marketplace. One of its main efforts will be to find concrete ways of bringing public attention to VisualMED's success at a time when the United States Senate is about to table a multi-billion dollar appropriation to help American hospitals pay for CPOE and other technologies that support electronic health record and clinical decision support.

This rare bi-partisan initiative on Capitol Hill, is distinctly positive for our industry, especially considering that the bill is being sponsored by Republican Majority Leader Bill Frisk as well as by Democrats such as Senator Hilary Rodham Clinton. Congressional unity would encourage the wide-scale acquisition of cutting edge technology such as The VisualMED flagship Clinical Information System that has been in continuous operation at Physicians Hospital of El Paso, in the President's home state of Texas.

About the Company and its products

VisualMED Clinical Solutions Corp. is a leading provider of clinical informatics solutions that help hospitals and healthcare authorities reduce medication errors, increase personnel efficiency and bring down operating costs. One of its key components, Computerized Physician Order Entry (CPOE), is a core solution in the new agenda to promote greater patient safety and reduce the morbidity and mortality associated with medication error. The company is involved in major government initiatives on three continents to modernize hospitals and healthcare delivery.

Detailed information on our company and its products is available on our web site at www.visualmedsolutions.com.

Contact:	Barry Scharf, COO
Tel: 514-274-1115 ext.108

Forward-Looking Statements

Except for historical information provided herein, this press release may contain information and statements of a forward-looking nature concerning the future performance of the Company. These statements are based on suppositions and uncertainties as well as on management's best possible evaluation of future events. Such factors may include, without excluding other considerations, fluctuations in quarterly results, evolution in customer demand for the Company's products and services, the impact of price pressures exerted by competitors, and general market trends or economic changes. As a result, readers are advised that actual results may differ from expected results.